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U S WEST [Logo]

PROXY VOTING INSTRUCTION CARD

                       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON OCTOBER 31, 1995.

The undersigned hereby appoints Allan D. Gilmour, Frank Popoff and Jerry O. Williams, and each of them, proxies, with the powers the undersigned would possess if present, and with full power of substitution, to vote all common shares of the undersigned in U S WEST, Inc. at the Special Shareholders Meeting and at any adjournments or postponements thereof, upon all subjects that may properly come before the Special Shareholders Meeting including the matters described in the Notice of Special Meeting and Proxy Statement furnished herewith, subject to any directions indicated on this card. If no directions are given, the proxies will vote in accordance with the Directors' recommendations on all subjects listed on this card and at their discretion on any other matter that may properly come before the Special Shareholders Meeting.

For participants in the U S WEST Shareowner Investment Plan, this card will cover the number of shares in the plan account as well as shares registered in the shareholder's name. This card also provides voting instructions for shares held in the U S WEST Savings Plan/ESOP and U S WEST Payroll Stock Ownership Plan.

                                  Directors recommend a vote "FOR"
                    ------------------------------------------------------------

                                                   For      Against     Abstain

                    A. Recapitalization Proposal   / /        / /         / /

                    B. Amendment to U S WEST
                       1994 Stock Plan             / /        / /         / /

                    C. Amendment to U S WEST
                       Deferred Compensation Plan  / /        / /         / /

Please sign this proxy and return promptly whether or not     Date
you plan to attend the Special Shareholders Meeting.


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Shareholder sign here                                      Joint owner sign here


                                  DETACH HERE


U S WEST [Logo]             ADMISSION TICKET, PRESENT AT DOOR.

The Special Meeting of Shareholders of U S WEST, Inc., will be held at 10:00 a.m. on October 31, 1995, at the U S WEST Denver Service Center, 1005 17th Street, Denver, Colorado.

Please mark the boxes on the proxy card to indicate how your shares shall be voted and sign and return your proxy as soon as possible in the enclosed postpaid envelope.

Votes are tallied by the Boston Financial Data Services, Inc., U S WEST's transfer agent.

The use of admission tickets expedites registration of shareholders at the Special Shareholders Meeting. Retain this portion of the proxy card to serve as your admission ticket. Please present this ticket at the meeting.

                                       Charles P. Russ, III

                                       Executive Vice President - Law and Human
                                       Resources, General Counsel and Secretary